Exhibit 99

JPMORGAN CHASE & CO.

The following table sets forth certain summarized financial information of JPMorgan Chase & Co. as of the dates and for the periods indicated. The information presented for the years ended December 31, 2016, 2015, 2014, 2013, and 2012 in accordance with generally accepted accounting principles.

Five-year summary of consolidated financial highlights

As of or for the year ended December 31,
(unaudited)

(in millions, except per share, ratio, headcount data and where otherwise noted)	2016	2015	2014	2013	2012
Selected income statement data
Total net revenue	$95,668	$93,543	$95,112	$97,367	$97,680
Total noninterest expense	55,771	59,014	61,274	70,467	64,729
Pre-provision profit	39,897	34,529	33,838	26,900	32,951
Provision for credit losses	5,361	3,827	3,139	225	3,385
Income before income tax expense	34,536	30,702	30,699	26,675	29,566
Income tax expense	9,803	6,260	8,954	8,789	8,307
Net income	24,733	24,442	21,745	17,886	21,259
Earnings per share data
Net income: Basic	$6.24	$6.05	$5.33	$4.38	$5.21
Diluted	6.19	6	5.29	4.34	5.19
Average shares: Basic	3,618.5	3,700.4	3,763.5	3,782.4	3,809.4
Diluted	3,649.8	3,732.8	3,797.5	3,814.9	3,822.2
Market and per common share data
Market capitalization	$307,295	$241,899	$232,472	$219,657	$167,260
Common shares at period-end	3,561.2	3,663.5	3,714.8	3,756.1	3,804
Share price:(a)
High	$87.39	$70.61	$63.49	$58.55	$46.49
Low	52.50	50.07	52.97	44.2	30.83
Close	86.29	66.03	62.58	58.48	43.97
Book value per share	64.06	60.46	56.98	53.17	51.19
Tangible book value per share (“TBVPS”)(b)	51.44	48.13	44.6	40.72	38.68
Cash dividends declared per share	1.88	1.72	1.58	1.44	1.2
Selected ratios and metrics
Return on common equity (“ROE”)	10%	11%	10%	9%	11%
Return on tangible common equity (“ROTCE”)(b)	13	13	13	11	15
Return on assets (“ROA”)	1.00	0.99	0.89	0.75	0.94
Overhead ratio	58	63	64	72	66
Loans-to-deposits ratio	65	65	56	57	61
High quality liquid assets (“HQLA”) (in billions)(c)	$524	$496	$600	$522	$341
Common equity tier 1 (“CET1”) capital ratio(d)	12.4%	11.8%	10.2%	10.7%	11.0%

Tier 1 capital ratio(d)	14.1	13.5	11.6	11.9	12.6
Total capital ratio(d)	15.5	15.1	13.1	14.3	15.2
Tier 1 leverage ratio(d)	8.4	8.5	7.6	7.1	7.1
Selected balance sheet data (period-end)
Trading assets	$372,130	$343,839	$398,988	$374,664	$450,028
Securities	289,059	290,827	348,004	354,003	371,152
Loans	894,765	837,299	757,336	738,418	733,796
Core Loans	806,152	732,093	628,785	583,751	555,351
Average core loans	769,385	670,757	596,823	563,809	534,615
Total assets	2,490,972	2,351,698	2,572,274	2,414,879	2,358,323
Deposits	1,375,179	1,279,715	1,363,427	1,287,765	1,193,593
Long-term debt(e)	295,245	288,651	276,379	267,446	248,521
Common stockholders’ equity	228,122	221,505	211,664	199,699	194,727
Total stockholders’ equity	254,190	247,573	231,727	210,857	203,785
Headcount	243,355	234,598	241,359	251,196	258,753
Credit quality metrics
Allowance for credit losses	$14,854	$14,341	$14,807	$16,969	$22,604
Allowance for loan losses to total retained loans	1.55%	1.63%	1.90%	2.25%	3.02%
Allowance for loan losses to retained loans excluding purchased credit-impaired loans(f)	1.34	1.37	1.55	1.80	2.43
Nonperforming assets	$7,535	$7,034	$7,967	$9,706	$11,906
Net charge-offs	4,692	4,086	4,759	5,802	9,063
Net charge-off rate	0.54%	0.52%	0.65%	0.81%	1.26%
____________________________
Note: Effective January 1, 2016, the Firm adopted new accounting guidance related to (1) the recognition and measurement of debit valuation adjustments (“DVA”) on financial liabilities where the fair value option has been elected, and (2) the accounting for employee stock-based incentive payments. For additional information, see Accounting and Reporting Developments on pages 135–137 and Notes 3, 4 and 25.

(a)	Share prices are from the New York Stock Exchange.
(b)
TBVPS and ROTCE are non-GAAP financial measures. For further discussion of these measures, see Explanation and Reconciliation of the Firm’s Use of Non-GAAP Financial Measures and Key Financial Performance Measures on pages 48–50.

(c)
HQLA represents the amount of assets that qualify for inclusion in the liquidity coverage ratio under the final U.S. rule (“U.S. LCR”) for December 31, 2016 and 2015, and the Firm’s estimated amount for December 31, 2014 prior to the effective date of the final rule, and under the Basel III liquidity coverage ratio (“Basel III LCR”) for prior periods. For additional information, see HQLA on page 111.

(d)
Ratios presented are calculated under the Basel III Transitional rules, which became effective on January 1, 2014, and for the capital ratios, represent the Collins Floor. Prior to 2014, the ratios were calculated under the Basel I rules. See Capital Risk Management on pages 76-85 for additional information on Basel III.

(e)	Included unsecured long-term debt of $212.6 billion, $211.8 billion, $207.0 billion, $198.9 billion and $200.1 billion respectively, as of December 31, of each year presented.
(f)
Excluded the impact of residential real estate purchased credit-impaired (“PCI”) loans, a non-GAAP financial measure. For further discussion of these measures, see Explanation and Reconciliation of the Firm’s Use of Non-GAAP Financial Measures and Key Performance Measures on pages 48-50. For further discussion, see Allowance for credit losses on pages 105-107.